EXHIBIT 5.1

Resch Polster Alpert & Berger LLP

10390 Santa Monica Boulevard, Fourth Floor

Los Angeles, California 90025

December 3, 2004

Enterra Energy Trust
Suite 2600, 500 – 4th Avenue S.W.

Calgary, Alberta, Canada T2P 2V6

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 3, 2004 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 2,000,000 trust units of Enterra Energy Trust (the “Trust Units”), to be issued pursuant to the Enterra Energy Trust Unit Option Plan (the “Plan”).  As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Trust Units under the Plan. We have also consulted with your counsel in Canada.

Based on the forgoing, it is our opinion that the Trust Units will be, when issued and sold in the manner referred to in the Plan, legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.  In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,
/s/ Resch Polster Alpert & Berger LLP
Resch Polster Alpert & Berger LLP